Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made by and between Michael S. Wyzga (the “Executive”) and Radius Health, Inc., a Delaware corporation (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain letter agreement, dated as of December 1, 2011 (the “Employment Agreement”), that certain Confidentiality and Non-Competition Agreement, dated as of December 1, 2011 (the “Non-Compete Agreement”), and that certain letter agreement regarding advisory services, dated as of November 11, 2013 (the “Letter Agreement”); and

WHEREAS, in connection with the Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective November 11, 2013 (the “Termination Date”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to the Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release (i) any of the Executive’s rights or remedies in connection with Executive’s ownership of equity securities of the Company that are vested as of the Effective Date (as defined in Section 8 below) or to the extent that such equity securities may become vested following the Effective Date under the terms of the Letter Agreement, (ii) the Executive’s rights under the terms of this Agreement or (iii) the Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments described in clauses (i) through (iv) of the subsection of the Employment Agreement on page 3 thereof titled “Termination without Cause or for Good Reason” (collectively, the “Severance Payments”), which, pursuant to the Employment Agreement, are conditioned on the Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and the Executive hereby agree as follows:

1.             Termination.  The Parties acknowledge that the Executive’s employment with the Company terminated on the Termination Date.  As of the Termination Date, the Executive no longer serves as a member of the Board of Directors of the Company or any of its subsidiaries or as President and Chief Executive Officer of the Company or in any officer or other position with the Company or any of its subsidiaries.  Effective as of the Termination Date, Executive ceased to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company and its subsidiaries.

2.             Severance Payments; Accrued Obligations.  Subject to the effectiveness of this Agreement, the Company agrees to provide the Executive with the Severance Payments, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement, notwithstanding that the Executive’s termination of employment has been effected by the Executive without Good Reason.  In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to the Executive the Accrued Obligations, subject to and in accordance with the terms of the Employment Agreement.

3.             Release of Claims.  The Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to the Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  The Executive, on his own behalf and on behalf of any of the Executive’s affiliated companies or entities and any of the Executive’s or their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date, including, without limitation:

(a)           any and all claims relating to or arising from the Executive’s employment  or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)           any and all claims relating to, or arising from, the Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)           any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income

Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002;

(e)           any and all claims for violation of the federal or any state constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by the Executive as a result of this Agreement; and

(h)           any and all claims for attorneys’ fees and costs.

The Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release the Retained Claims and claims that cannot be released as a matter of law, including, but not limited to, the Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that the Executive’s release of claims herein bars the Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA and claims to any benefit entitlements vested as the date of separation of the Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates.

4.             Non-Compete Agreement.  The Executive shall continue to be bound by the terms of the Non-Compete Agreement.

5.             Acknowledgment of Waiver of Claims under ADEA.  The Executive understands and acknowledges that the Executive is waiving and releasing any rights the Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  The Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  The Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Executive was already entitled.  The Executive further understands and acknowledges that the Executive has been advised by this writing that:  (a) the Executive should consult with an attorney prior to executing this Agreement; (b) the Executive has 21 days within which to consider this Agreement; (c) the Executive has 7 days following the Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Secretary of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event the Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, the Executive hereby acknowledges that the Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

6.             Severability; Successors.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.             No Oral Modification.  This Agreement may only be amended in a writing signed by the Executive and a duly authorized officer of the Company.

8.             Effective Date.  The Executive has until the later of 7 days after the Executive signs this Agreement or the Termination Date to revoke this Agreement by delivering written notice of such revocation to the Chairman of the Company’s Board of Directors.  This Agreement will become effective on the later of the 1st day after the Termination Date or the 8th day after the Executive signed this Agreement, so long as it has not been revoked by the Executive (the “Effective Date”).

9.             Governing Law; Dispute Resolution.  This Agreement shall be subject to the provisions of the section of the Employment Agreement on page 6 thereof titled “Applicable Law; Arbitration”.

10.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.          Voluntary Execution of Agreement.  The Executive understands and agrees that the Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of the Executive’s claims against the Company and any of the other Releasees.  The Executive acknowledges that:  (a) the Executive has read this Agreement; (b) the Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) the Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has elected not to retain legal counsel; (d) the Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) the Executive is fully aware of the legal and binding effect of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:	November 11, 2013	/s/ Michael S. Wyzga
Michael S. Wyzga

RADIUS HEALTH, INC.

Dated:	November 11, 2013	By:	/s/ Kurt C. Graves
Kurt C. Graves, Chairman of the Board